UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 22, 2019

GIGCAPITAL, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-38320	82-3027430
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2479 E. Bayshore Rd., Suite 200 Palo Alto, CA	94303
(Address of Principal Executive Offices)	(Zip Code)

(650) 276-7040

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e 4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

On February 22, 2019, GigCapital, Inc., a Delaware corporation (“Buyer”), entered into a Stock Purchase Agreement (the “Purchase Agreement”) by and among the Buyer, Kaleyra S.p.A., a company with shares formed under the laws of Italy (the “Company”), Shareholder Representative Services LLC, (the “Seller Representative”) as representative for the holders (the “Company Stockholders”) of the ordinary shares of the Company (the “Company Stock”) immediately prior to the closing (the “Closing” and the date on which the Closing occurs, the “Closing Date”) of the Transaction (as defined below), and each of the following Company Stockholders of all of the Company Stock (collectively, such Company Stockholders, the “Sellers”): Esse Effe S.p.A, a company with shares formed under the laws of Italy (“Esse Effe”), Maya Investments Limited, a company formed under the laws of England (“Maya”), Hong Kong Permanent Shine Limited, a company formed under the laws of Hong Kong, Ipai Terry Hsiao, Giacomo Dall’Aglio, Alex Milani, Luca Giardina Papa, Filippo Monastra, Matteo Castelucci, Kirk Tsai, Justyna Miziolek, Erjon Metko, Claudio Ippolito, Andrea Riccardi, and Francesco Vizzone. This section describes the material provisions of the Purchase Agreement but does not purport to describe all of its terms. The following summary is qualified in its entirety by reference to the complete text of the Purchase Agreement, a copy of which is attached as Exhibit 2.1 and is incorporated herein by reference. Terms not defined in this Current Report on Form 8-K shall have the meaning set forth in the Purchase Agreement.

The Purchase Agreement is included as an exhibit to this Current Report on Form 8-K in order to provide investors and security holders with material information regarding its terms and the Transaction. It is not intended to provide any other factual information about the Buyer, Company or the other parties to the Purchase Agreement. In particular, the assertions embodied in the representations and warranties by the Buyer and Company contained in the Purchase Agreement are qualified by information in the disclosure schedules provided by the Buyer and Company in connection with the signing of the Purchase Agreement. These disclosure schedules contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Purchase Agreement. Moreover, certain representations and warranties in the Purchase Agreement were used for the purpose of allocating risk between the Buyer and Company, rather than establishing matters as facts. Accordingly, investors and security holders should not rely on the representations and warranties in the Purchase Agreement as characterizations of the actual state of facts about the Buyer or Company.

Effective as of the Closing, the Buyer intends to change its name to Kaleyra, Inc. and to apply to list the Transaction Securities (as defined below) on the New York Stock Exchange (“NYSE”) under the symbol “KLR”. The Buyer also intends to change its fiscal year end to December 31st from its current fiscal year end of September 30th upon the consummation of the Transaction, and intends for the change to first be effective for its fiscal year ended December 31, 2019.

Consideration

Pursuant to the Purchase Agreement, the Sellers will sell, transfer, assign, convey and deliver to the Buyer all of the Company Stock (the “Transaction”). In accordance with, and subject to the Purchase Agreement, each Company Stockholder will be entitled to receive his, her or its share, as specified in the Purchase Agreement, of the aggregate closing consideration to be paid to the Company Stockholders at the Closing (the “Aggregate Closing Consideration”), in addition to a contingent right to receive the Earnout Shares (as defined and further described below under the heading “Earnout Shares”). The Aggregate Closing Consideration shall consist of a combination of cash (“Cash Consideration”), Buyer Common Stock (“Closing Share Consideration”) and unsecured convertible promissory notes (the “Notes”) for a specified principal amount (the “Note Principal Amount”). Each of Esse Effe and Maya will receive its portion of the Aggregate Closing Consideration in the form of a combination of Closing Share Consideration, Cash Consideration and Notes. Each of the other Company Stockholders will receive his, her or its portion of the Aggregate Closing Consideration solely in the form of Closing Share Consideration. The aggregate value of each component of the Aggregate Closing Consideration will be determined by the percentage of the Offering Shares (as defined in the Buyer’s Amended and Restated Certificate of Incorporation dated December 7, 2017 (the “Certificate of Incorporation”) attached as Exhibit 3.1 to the Current Report on Form 8-K as filed with the U.S. Securities and Exchange Commission (the “SEC”) on December 12, 2017) outstanding as of February 22, 2019 that have been redeemed prior to the Closing (the “Redemption Percentage”) pursuant to the Redemption Rights (as defined in the Certificate of Incorporation) and Article IX of the Buyer Certificate of Incorporation. The Purchase Agreement apportions each component of the Aggregate Closing Consideration according to five fixed ranges of possible Redemption Percentages (the “Redemption Ranges”). The Aggregate Closing Consideration for each such Redemption Range, by component of the Aggregate Closing Consideration, is as follows:

Cash Consideration	Closing Share Consideration (in shares of Buyer Common Stock)	Note Principal Amount
Redemption Percentage is equal to or greater than 87.5%
$0	10,181,819	$15,000,000
Redemption Percentage is greater than 75.0% but less than 87.5%
$3,750,000	9,781,819	$11,250,000
Redemption Percentage is greater than 62.5% but less than or equal to 75.0%
$7,500,000	9,381,819	$7,500,000
Redemption Percentage is equal to or greater than 50.0% but less than or equal to 62.5%
$11,250,000	8,999,319	$3,750,000
Redemption Percentage is less than 50.0%
$15,000,000	8,6161,819	$0

The above amounts for Cash Consideration and the Note Principal Amount are stated in U.S. dollars.

The aggregate amount of Closing Share Consideration, and each of the Closing Share Consideration amounts listed above, are subject to the following adjustments at Closing:

(1) If (A) the debt of the Company and its subsidiaries at the Closing, minus (B) the cash of the Company and its subsidiaries (the “Closing Company Group Net Debt”) is more than US$19,000,000, then the number of shares of Buyer Common Stock included in the Closing Share Consideration, as otherwise calculated, will be reduced by (x) such number of shares of Buyer Common Stock as is equal to the U.S. dollar amount by which Closing Company Group Net Debt exceeds US$19,000,000 (expressed as a whole number rather than as a currency), divided by (y) 10;

(2) If the Closing Company Group Net Debt is less than US$17,000,000, the number of shares of Buyer Common Stock included in the Closing Share Consideration, as otherwise calculated, shall be increased by such number of shares of Buyer Common Stock as is equal to (x) the U.S. dollar amount by which US$17,000,000 exceeds the Closing Company Group Net Debt (expressed as a whole number rather than as a currency), divided by (y) 10; and

(3) If (A) the debt of the Company and its subsidiaries at the Closing that is due and payable prior to July 1, 2020, minus (B) the cash of the Company and its subsidiaries (the “Closing Company Group Net Short-Term Debt”), is greater than $5,000,000, the number of shares of Buyer Common Stock included in the Closing Share Consideration, as otherwise adjusted pursuant to (1) or (2) above, shall be reduced by (x) such number of shares of Buyer Common Stock as is equal to the dollar amount by which Closing Company Group Net Short-Term Debt exceeds $5,000,000 (expressed as a whole number rather than as a currency), divided by (y) 10.

Convertible Notes

Interest on the Notes will accrue at a fixed interest rate equal to the one-year U.S. dollar LIBOR interest rate published in The Wall Street Journal on the Closing Date, plus a margin of one percent (1%) per annum. Interest will be due and payable annually on each of (1) the date which is the twelve (12) month anniversary of the Closing Date and (2) on the date which is the twenty-four (24) month anniversary of the Closing Date. All interest shall be computed on the basis of a 365-day year and the actual number of days elapsed.

Fifty percent (50%) of the outstanding principal balance of the Notes will be due and payable on the fifteen (15) month anniversary of the Closing Date. The remaining outstanding principal balance of the Notes plus all accrued and unpaid interest and fees due under the Notes will be due and payable in full on the twenty-four (24) month anniversary of the Closing Date.

In the event that the Buyer receives, at any time while principal on the Notes remains outstanding, cash proceeds of an equity financing (the “Financing”) in an amount not less than $50,000,000.00 (the “Financing Proceeds”), fifty percent (50%) of the outstanding principal balance of the Notes will be due and payable no later than ten (10) business days after the Buyer receives such Financing Proceeds. In the event of a Financing where at any time the Buyer receives cash proceeds of such Financing in an amount not less than $75,000,000.00 (the “Payoff Financing Proceeds”), one hundred percent (100%) of the remaining outstanding principal balance of the Notes, plus all accrued and unpaid interest and fees due under the Notes will be due and payable no later than ten (10) business days after the Buyer receives such Payoff Financing Proceeds. The date which is the earlier of (a) the twenty-four (24) month anniversary of the Closing Date, or (b) the date payment is received from Payoff Financing Proceeds, is the “Maturity Date.”

In the event that the Notes are not paid in full on or before the applicable Maturity Date, then at any time after the sixtieth (60th) business day after the Maturity Date, assuming payment in full has not been made prior to such date, the outstanding principal amount of the Notes, together with all accrued but unpaid interest on the Notes, may be converted into shares of Buyer Common Stock, in part or in whole, at the option of the holder of the Notes by providing written notice at least three (3) business days prior to the date of conversion. A conversion of any portion of the Note into shares of Buyer Common Stock will be effected at a conversion price equal to the Current Market Price as of the date of such conversion (the “Conversion Price”). The term “Current Market Price” means, generally, the average VWAP for the twenty (20) consecutive trading days ending on the date that is five (5) trading days prior to the date of conversion. The term “VWAP” means, for any trading day, the volume weighted average trading price of the Buyer Common Stock for such trading day on the NYSE (or if the Buyer Common Stock is no longer traded on the NYSE, on such other exchange as the Buyer Common Stock are then traded).

A copy of the form of Notes is attached as an exhibit to the Purchase Agreement, a copy of which is filed with this Current Report on Form 8-K as Exhibit 2.1 and is incorporated herein by reference.

Earnout Shares

In addition to the right to receive the Aggregate Closing Consideration, each Company Stockholder will have the contingent right to receive additional shares of Buyer Common Stock upon the achievement of the following revenue and adjusted EBITDA milestones (the “Earnout Shares” and together with the Closing Share Consideration, the “Transaction Securities”):

(1) If the pro forma revenue and pro forma adjusted EBITDA of the Buyer and its subsidiaries for the 2019 fiscal year exceeds the pro forma revenue and pro forma adjusted EBITDA of the Company and its subsidiaries for the 2018 fiscal year by thirty percent (30%) and forty-five percent (45%) respectively, then the aggregate number of Earnout Shares which the Company Stockholders will be entitled to receive (the “2019 Earnout Shares”) is as follows, determined based on the applicable Redemption Range:

Redemption Percentage	Less than 50.00%	Equal to or greater than 50.00% but less than or equal to 62.50%	Greater than 62.50% but less than or equal to 75.00%	Greater than 75.00% but less than 87.50%	Equal to or greater than 87.50%
Aggregate 2019 Earnout Shares	2,146,133	1,954,892	1,763,633	1,563,642	1,363,633

(2) If the revenue and adjusted EBITDA of the Buyer and its subsidiaries for the 2020 fiscal year exceeds the pro forma revenue and pro forma adjusted EBITDA of the Buyer and its subsidiaries for the 2019 fiscal year by thirty percent (30%) and forty-five percent (45%) respectively, then the number of Earnout Shares which the Company Stockholders will be entitled to receive (the “2020 Earnout Shares”) is as follows, determined based on the applicable Redemption Range:

Redemption Percentage	Less than 50.00%	Equal to or greater than 50.00% but less than or equal to 62.50%	Greater than 62.50% but less than or equal to 75.00%	Greater than 75.00% but less than 87.50%	Equal to or greater than 87.50%
Aggregate 2020 Earnout Shares	2,146,139	1,954,881	1,763,639	1,563,631	1,363,639

Notwithstanding the above, to the extent that the requisite level of adjusted EBITDA for a fiscal year for the issuance of Earnout Shares is achieved but the requisite level of revenue is not so achieved, as long as the revenue for such fiscal year is at least eighty percent (80%) of the requisite level of revenue for the issuance of Earnout Shares, then the aggregate 2019 Earnout Shares or 2020 Earnout Shares, as applicable, will be deemed earned and issuable, but in an amount reduced by 0.5% for every 1.0% revenue for such fiscal year is below the revenue target for such fiscal year (the “Earnout Reduction”).

For the purposes of determining whether Earnout Shares will be issued, adjusted EBITDA is defined as of any date of calculation, as the consolidated earnings of a party and its subsidiaries, before finance income and finance cost (including bank charges), tax, depreciation and amortization calculated from the audited consolidated financial statements of such party and its subsidiaries (prepared in accordance with GAAP), plus (i) Expenses (as defined below), (ii) without duplication of clause (i), severance or change of control payments, (iii) any expenses related to company restructuring, (iv) any compensation expenses relating to stock options, restricted stock units, restricted stock or similar equity interests as may be issued by the Buyer or any of its subsidiaries to employees of the Buyer or any of its subsidiaries and (v) any provision for the write down of assets. A party’s adjusted EBITDA for any fiscal year party is calculated on a pro forma basis to include any subsidiaries acquired by such party during such fiscal year.

Whether Earnout Shares are to be issued will be determined as soon as practicable (but in any event within fifteen (15) days) after the completion of the audited consolidated financial statements of the Buyer as filed with the SEC. To the extent that the Seller Representative disagrees with a determination whether Earnout Shares are to be issued, the Purchase Agreement provides for a customary process by which the Seller Representative and the Buyer shall resolve any such disagreement before an independent nationally recognized accounting firm.

If during the period when Earnout Shares can be earned (the “Earnout Period”), there is a liquidation, dissolution or winding up, or bankruptcy of the Buyer, or change of control of the Buyer where the value of the aggregate consideration received by each holder of Buyer Common Stock with respect to each share of Buyer Common Stock held by such holder equals at least $10.00 per share of Buyer Common Stock (subject to appropriate adjustments for stock splits, stock dividends, combinations and other recapitalizations) (each an “Acceleration Event”), then any Earnout Shares that have not been issued by the Buyer (whether or not previously earned and whether or not any revenue or adjusted EBITDA targets or thresholds have been achieved) shall be deemed earned and due by the Buyer to the Company Stockholders.

Any dividends or distributions declared with respect to Buyer Common Stock during the Earnout Period shall be set aside and not paid until the 2019 Earnout Shares and 2020 Earnout Shares have been issued to the Company Stockholders or, if either or both the 2019 Earnout Shares and the 2020 Earnout Shares are not earned and issued, then all such dividends or distributions declared during the Earnout Period shall be forfeited.

Certain holders of shares of Buyer Common Stock have agreed that a portion of their shares of Buyer Common Stock will be forfeited in the event that either the 2019 Earnout Shares or the 2020 Earnout Shares are not issued in full, as further described below under the heading “Founder Shares Agreement”.

Lock-Up

Subject to certain exceptions (including the sale of Buyer Common Stock to satisfy certain taxes that may be payable by certain Company Stockholders upon the receipt of Buyer Common Stock), each Seller agrees that such Seller shall not transfer any Buyer Common Stock issued to such Seller as part of the Closing Share Consideration or any Earnout Shares that may have been issued to such Seller until the earlier of (i) the first anniversary of the Closing Date or (ii) the date, following the Closing Date, on which (x) the last sale price of Buyer Common Stock equals or exceeds US$12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any twenty (20) trading days within any thirty (30) trading day period commencing at least one hundred fifty (150) days after the Closing Date or (y) the Buyer’s completion of a liquidation, merger, stock exchange or other similar transaction that results in all of the Buyer’s stockholders having the right to exchange their shares of Buyer Common Stock for cash, securities or other property (such earliest date being the “Lock-Up Termination Date”).

Restricted Stock Units

The Buyer has agreed to adopt an equity incentive plan that it will submit to its stockholders for approval. So long as such equity incentive plan is adopted and approved, the Buyer has agreed to issue to certain employees of the Company or its subsidiaries 1,018,181 restricted stock units that would vest at the Lock-Up Termination Date, 136,367 restricted stock units that would vest upon the final determination, if any, that the 2019 Earnout Shares are earned and issuable, and 136,361 restricted stock units that would vest upon the final determination, if any, that the 2020 Earnout Shares are earned and issuable.

Representations and Warranties

The Purchase Agreement contains customary representations and warranties of the Buyer and Company with respect to, among other things, (a) entity organization and formation, (b) capital structure, (c) authority to enter into the Purchase Agreement, (d) financial statements, (e) compliance with laws, (f) intellectual property, (g) material contracts, (h) litigation, (i) taxes, (j) employee matters, (k) real property, (l) affiliate transactions, and (m) absence of changes. The Purchase Agreement contains representations and warranties of the Sellers with respect to, among other things (a) authority to enter into the Purchase Agreement, (b) title to Company’s ordinary shares, (c) the intent of the acquisition of Buyer Common Stock, and (d) status as an investor.

Covenants

The Purchase Agreement includes customary covenants of the parties with respect to operation of the businesses of the Company and Buyer in the ordinary course prior to consummation of the Transaction and efforts to satisfy conditions to consummation of the Transaction.

The Purchase Agreement also contains additional covenants of the parties, including, among others, covenants providing for the Company to cooperate in the preparation of any required regulatory filings and preparation of the Buyer proxy statement relating to the Transaction.

Conditions to Closing

General Conditions

Consummation of the Transaction is conditioned on the affirmative approval of holders of a majority of the shares of outstanding Buyer Common Stock, and the Buyer having, upon the Closing and after giving effect to any redemption of the Offering Shares, net tangible assets of at least $5,000,001.

In addition, the consummation of the Transaction is conditioned upon, among other things, (i) all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any governmental authority required to consummate the Transaction having been filed, expired, been terminated, occurred or been obtained, as applicable, pursuant to applicable law, (ii) there being no temporary restraining order, preliminary or permanent injunction or other order issued by any governmental authority prohibiting or preventing the Transaction and no proceeding brought by a governmental authority seeking any of the foregoing; and there having been no applicable law enacted, entered, enforced or deemed applicable to the Transaction which makes the Transaction illegal and (iii) the election or appointment to the Board of Directors of the Buyer of Dr. Avi Katz, Neil Miotto, John Mikulsky, Dario Calogero, Simone Fubini and Matteo Lodrini (the “New Directors”), as well an additional director unanimously approved by the New Directors who is qualified as an independent director under NYSE rules. Esse Effe and Maya are affiliated with Simone Fubini and Dario Calogero, respectively.

Buyer’s Conditions to Closing

The obligations of the Buyer to consummate the Transaction are further conditioned upon, among other things:

•

The representations and warranties of the Company and Sellers being true and correct as of February 22, 2019 and (except to the extent such representations and warranties speak as of an earlier date, which representations and warranties shall be true and correct as of such date) as of the Closing Date as though made on and as of the Closing Date, except for any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or material adverse effect), individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on the Company and its subsidiaries, taken as a whole;

•	The Company performing in all material respects all obligations required to be performed by it prior to the Closing Date;

•	The Company not experiencing a material adverse effect; and

•

The Company delivering, or causing to be delivered certificates confirming the satisfaction of conditions set forth in the Purchase Agreement and regarding the status of the Company and each of its subsidiaries.

Sellers’ Conditions to Closing

The obligations of the Sellers to consummate the Transaction are further conditioned upon, among other things:

•

The representations and warranties of the Buyer being true and correct as of February 22, 2019 and (except to the extent such representations and warranties speak as of an earlier date, which representations and warranties shall be true and correct as of such date) as of the Closing Date as though made on and as of the Closing Date, except for any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or material adverse effect), individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on the Buyer;

•	The Buyer performing in all material respects all its obligations required to be performed by it prior to the Closing Date;

•	The Buyer not experiencing a material adverse effect;

•	The Buyer having amended its charter and delivering evidence thereof to the Company;

•	The Transaction Securities being approved for listing on the NYSE; and

•	The Buyer delivering, or causing to be delivered:

○	certificates confirming the satisfaction of conditions set forth in the Purchase Agreement and regarding the status of the Buyer;

○	a copy of the Founder Shares Agreement duly executed by each Sponsor (as defined below);

○	an amended and restated registration rights agreement, duly executed by the Buyer and each Sponsor;

○	the Cash Consideration and the Closing Share Consideration; and

○	the Notes, duly executed by the Buyer.

Termination

The Purchase Agreement may be terminated prior to the Closing as follows:

•	by the mutual written consent of the Buyer, Company and Sellers holding a majority of Company Stock;

•

by either the Buyer or Sellers collectively holding a majority of Company Stock if a governmental authority has issued a nonappealable final order, decree, or ruling or has taken any other action, in each having the effect of permanently restraining, enjoining or otherwise prohibiting the Transaction; provided, that this particular right to terminate shall not available to a party if the failure by such party or its affiliates to comply with any provision of the Purchase Agreement was a substantial cause or, or substantially resulted in, such order, decree, ruling or action;

•

by either the Buyer or Sellers collectively holding a majority of Company Stock if the closing shall not have occurred by 11:59 p.m. in San Francisco, California on September 30, 2019 (the “Termination Date”); provided, however, that this particular right to terminate shall not be available to any party whose breach of a representation or warranty or covenant made under the Purchase Agreement by such party results in the Closing not having occurred on or before the Termination Date;

•

by either the Buyer or Sellers collectively holding a majority of Company Stock if the other party has committed a material breach of (i) any of its respective representations and warranties or (ii) any of its respective covenants, and the breaching party has not cured such breach within twenty (20) business days after the party seeking to terminate the Purchase Agreement has given the other party written notice of such breach and its intention to terminate the Purchase Agreement (provided, however, that no such cure period shall be available or applicable to any such breach which by its nature is incapable of being be cured) and if not cured on or prior to the Closing Date, such breach would result in the failure of any of the conditions to close the Transaction to be fulfilled or satisfied (treating the Closing Date for such purpose as of the date of such breach); provided, however, that this particular right to terminate the Purchase Agreement shall not be available to a party if the party is at that time in material breach of the Purchase Agreement; or

•

by the Buyer if the Company has committed a material breach of (i) any of its respective representations and warranties, or (ii) any of its respective covenants, and the Company has not cured such breach within twenty (20) business days after the Buyer has given written notice of such breach and the Buyer’s intention to terminate the Purchase Agreement (provided, however, that no such cure period shall be available or applicable to any such breach which by its nature is incapable of being be cured) and if not cured on or prior to the Closing Date, such breach would result in the failure of any of conditions to close the Transaction, to be fulfilled or satisfied (treating the Closing Date for such purpose as of the date of such breach); provided, however, that the Buyer shall not have this particular right to terminate the Purchase Agreement if the Buyer is at that time in material breach of this Purchase Agreement.

Expense Reimbursement

If the Transaction is not consummated, each party shall bear its respective legal, accountants, and financial advisory fees and other expenses incurred with respect to the Purchase Agreement and the Transaction (collectively “Expenses”). If the Transaction is consummated, the Buyer shall pay, or cause to be paid, all Expenses at or after the Closing, including the out-of-pocket costs and expenses incurred by the Company and its subsidiaries in connection with the Purchase Agreement and the Transaction (including any fees and expenses of representatives of the Company and its subsidiaries).

Founder Shares Agreement

Certain holders (each a “Sponsor”) of shares of Buyer Common Stock (such Sponsors being GigAcquisitions, LLC, Cowen Investments II LLC, Irwin Silverberg and Jeffrey Bernstein) entered into a Founder Shares Agreement with the Buyer, Company and the Seller Representative on February 22, 2019 (the “Founder Shares Agreement”) with regard to their shares of Buyer Common stock held by each of them (the “Founder Shares”), a copy of which is filed with this Current Report on Form 8-K as Exhibit 10.1 and is incorporated herein by reference.

Pursuant to the terms of the Founder Shares Agreement, each Sponsor agreed that a portion of the Founder Shares will be forfeited in the event that either the 2019 Earnout Shares or the 2020 Earnout Shares are not issued in full (such Founder Shares subject to risk of forfeiture, the “Sponsor Earnout Shares”). The aggregate number of Sponsor Earnout Shares will be determined as follows, based on the applicable Redemption Range:

Redemption Percentage	Less than 50.00%	Equal to or greater than 50.00% but less than or equal to 62.50%	Greater than 62.50% but less than or equal to 75.00%	Greater than 75.00% but less than 87.50%	Equal to or greater than 87.50%
Aggregate Sponsor Earnout Shares	251,686	629,220	1,090,646	1,552,074	2,013,504

The dates and amount of the lapse of the risk of forfeiture of the Sponsor Earnout Shares are as follows:

•

The lapse of the risk of forfeiture of 50% of the Sponsors Earnout Shares (the “2019 Sponsor Earnout Shares”) will irrevocably occur if the 2019 Earnout Shares are issued by the Buyer; provided, that the Earnout Reduction shall also apply to the 2019 Sponsor Earnout Shares (provided that the 2019 Sponsor Earnout Shares shall be finally forfeited to the Buyer without consideration if it is finally determined that the 2019 Earnout Shares are not earned and issuable);

•

The lapse of the risk of forfeiture of 50% of the Sponsor Earnout Shares (the “2020 Sponsor Earnout Shares) will irrevocably occur if the 2020 Earnout Shares are issued by the Buyer; provided, that the Earnout Reduction shall also apply to the 2020 Sponsor Earnout Shares (provided that the 2020 Sponsor Earnout Shares shall be finally forfeited to the Buyer without consideration if it is finally determined that the 2020 Earnout Shares are not earned an issuable); and

•

For any Sponsor Earnout Shares for which the risk of forfeiture has not yet lapsed, or been forfeited, pursuant to the provisions above, the lapse of the risk of forfeiture shall irrevocably occur if and when any Earnout Shares become earned and issuable under the Purchase Agreement due to an Acceleration Event.

In addition, each Sponsor has irrevocably and unconditionally agreed that, prior to the lapse of the risk of forfeiture of the Sponsor Earnout Shares, such Sponsor shall not transfer all or any portion of such Sponsor Earnout Shares, other than to a permitted transferee (as described in a letter agreement, dated December 7, 2017, between the Buyer and Sponsors, attached as Exhibit 10.1 to the Current Report on Form 8-K as filed with the SEC on December 12, 2017) who enters into a written agreement for the benefit of the parties to the Founder Shares Agreement pursuant to which such permitted transferee agrees to be bound by the provisions of the Founder Shares Agreement provided that, following such transfer, such Sponsor continues to beneficially own such transferred Earnout Shares for all purposes, including voting rights.

Until Sponsor Earnout Shares have either been forfeited or the risk of forfeiture has lapsed, an amount equal to any dividends or distributions that would have been payable by Buyer to the Sponsors with respect to their Sponsor Earnout Shares if the risk of forfeiture of the Sponsor Earnout Shares had lapsed prior to the record date for such dividends or distributions shall be withheld by the Buyer for the benefit of the Sponsors with respect to the Sponsor Earnout Shares (the “Withheld Amount”). If and when the risk of forfeiture of the Sponsor Earnout Shares lapses, the Buyer shall release to each Sponsor, the aggregate amount of the Withheld Amount attributable to such Sponsor’s Sponsor Earnout Shares for which the risk of forfeiture has lapsed and, if applicable, shall continue to withhold any remaining Withheld Amount that is attributable to the Sponsor Earnout Shares or which the risk of forfeiture has not yet lapsed until such risk of forfeiture has lapsed, in which case such remaining Withheld Amount shall be released to the Sponsors with respect to their Sponsor Earnout Shares. If all or any portion of the Sponsor Earnout Shares are forfeited to the Buyer, then the portion of the Withheld Amount attributable to the portion of the Sponsor Earnout Shares that have been forfeited to the Buyer shall be automatically forfeited to the Buyer without consideration and with no further action required of any person.

Registration Rights

On December 7, 2017, the Buyer and certain holders of Buyer Common Stock entered into a registration rights agreement (the “Existing Registration Rights Agreement”), a copy of which is attached as Exhibit 10.8 to the Current Report on Form 8-K as filed with the U.S. Securities and Exchange Commission (the “SEC”) on December 12, 2017. Under the terms of the Purchase Agreement, and upon Closing, the parties to the Existing Registration Rights Agreement will amend and restate the Existing Registration Rights Agreement (the “Amended and Restated Registration Rights Agreement”) to add Company Stockholders who receive shares of securities of the Buyer. Pursuant to the Amended and Restated Registration Rights Agreement, such Sellers and their transferees (if any) will be granted certain rights, including but not limited to, the right to request registration for resale under the Securities Act of 1933, as amended (the “Securities Act”), of securities of the Buyer received by Sellers pursuant to the Purchase Agreement, subject to certain conditions set forth in the Amended and Restated Registration Rights Agreement. A copy of the Amended and Restated Registration Rights Agreement is attached as an exhibit to the Purchase Agreement, a copy of which is filed with this Current Report on Form 8-K as Exhibit 2.1 and is incorporated herein by reference.

Item 3.02	Unregistered Sales of Equity Securities.

The disclosure set forth above in Item 1.01 of this Current Report on Form 8-K is incorporated by reference herein. The securities to be issued in connection with the Purchase Agreement and the Transaction will not be registered under the Securities Act, in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act, and/or Regulation D and Regulation S promulgated thereunder.

Item 7.01	Regulation FD Disclosure.

The information set forth below under this Item 7.01, including the attached Exhibits 99.1 and 99.2, is intended to be furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act or the Exchange Act, except as expressly set forth by specific reference in such filing.

Press Release

Attached as Exhibit 99.1 to this Report is the press release issued by the parties related to the Transaction.

Investor Presentation

Attached as Exhibit 99.2 to this Report is the form of investor presentation to be used by the Buyer in presentations to certain of its stockholders and other persons interested in purchasing its securities. On March 5, 2019 at 8:00 a.m. Eastern, the Buyer and Company will convene a telephone conference for investors. For those who wish to participate, the domestic toll-free access number is 1-800-458-4148. The international access number is 1-856-344-9290. A replay of the call will also be available through March 12, 2019. To access the replay, the domestic toll-free access number is 1-844-512-2921. International callers may use 1-412-317-6671. The conference ID number is 9067169.

Non-GAAP Financial Measure and Related Information

This Current Report on Form 8-K includes reference to adjusted EBITDA, a financial measure that is not prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). Adjusted EBITDA is as defined above in Item 1.01 of this Current Report on Form 8-K. It is being used to determine whether conditions have been achieved that would result in payment of the Earnout Shares and Sponsor Earnout Shares. Buyer management also believes that this non-GAAP measure of financial results will provide useful information to management and investors regarding certain financial and business trends relating to the anticipated financial condition and results of operations of the business of the Buyer following the consummation of the Transaction. Investors should not rely on any single financial measure to evaluate the Company’s anticipated business.

Additional Information

Additional information about the Transaction will be described in the Buyer’s preliminary proxy statement relating to the Transaction and the respective businesses of the Buyer and Company, which the Buyer will file with the SEC. The Transaction will be submitted to stockholders of the Buyer for their consideration. The Buyer’s stockholders and other interested persons are advised to read, once available, the preliminary proxy statement and any amendments thereto and, once available, the definitive proxy statement, in connection with the Buyer’s solicitation of proxies for its special meeting of stockholders to be held to approve, among other things, the Transaction, because these documents will contain important information about the Buyer, Company and Transaction. The definitive proxy statement/prospectus will be mailed to stockholders of Buyer as of a record date to be established for voting on the Transaction.

Stockholders are urged to read the proxy statement when it becomes available because it will contain important information. Stockholders will be able to obtain a free copy of the preliminary or definitive proxy statement proxy statement, as well as other filings containing information about the Buyer, without charge, at the SEC’s website located at www.sec.gov. Copies of the proxy statement and other filings with the SEC can also be obtained, without charge, by directing a request to Tara McDonough, Vice President and Chief Financial Officer, GigCapital, Inc., 2479 E. Bayshore Rd., Suite 200, Palo Alto, CA, or by telephone at (650) 276-7040.

The Buyer and Company, and their respective directors and executive officers may be deemed to be participants in the solicitations of proxies from the Buyer’s stockholders in respect of the Transaction. Information regarding the Buyer’s directors and executive officers is available in its Form 10-K filed with the SEC on December 6, 2018. Additional information regarding the participants in the proxy solicitation and a description of their direct and indirect interests will be contained in the proxy statement when it becomes available.

This Current Report on Form 8-K, including the attached exhibits, may include forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 regarding the Transaction, Buyer and Company. All statements, other than statements of historical facts, included in this Current Report on Form 8-K and the attached exhibits that address activities, events or developments that the Buyer and/or Company expects or anticipates will or may occur in the future are forward-looking statements and are identified with, but not limited to, words such as “believe” and “expect”. Such forward-looking statements include, but are not limited to, statements regarding the closing of the combination and the expectations, hopes, beliefs, intentions, plans, prospects or strategies regarding the business combination and future business plans of the Buyer and Company management teams. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. These statements are based on certain assumptions and analyses made by the management of the Buyer and/or Company in light of their respective experience and their perception of historical trends, current conditions and expected future developments and their potential effects on the Company and Buyer as well as other factors they believe are appropriate in the circumstances. There can be no assurance that future developments affecting the Buyer or Company will be those anticipated and actual results may differ materially from those expressed in this Current Report on Form 8-K and in the attached exhibits due to many factors such as, but not limited to, the ability to satisfy closing conditions for the Transaction, including that the Buyer stockholders will approve the Transaction, the ability of the combined company to meet the NYSE’s listing standards, and that the Company will have sufficient capital upon the approval of the Transaction to operate as anticipated. Should one or more of these risks or uncertainties materialize, or should any of the assumptions being made prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. These statements speak only as of the date they are made and none of the Buyer and/or Company undertakes any obligation to update any forward-looking statements contained in this Current Report on Form 8-K to reflect events or circumstances which arise after the date of this Current Report on Form 8-K.

No Offer or Solicitation

This communication shall neither constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which the offer, solicitation, or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits:

Exhibit	Description

2.1	Stock Purchase Agreement, dated as of February 22, 2019.

10.1	Founder Shares Agreement, dated as of February 22, 2019.

99.1	Press release dated February 26, 2019.

99.2	Investor Presentation dated February 2019.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 26, 2019

By:	/s/ Dr. Avi S. Katz
Name:	Dr. Avi S. Katz
Title:	Chief Executive Officer, President and Executive Chairman of the GigCapital, Inc. Board